Exhibit 10.10

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of March 3, 2011 by and among Platinum Energy Solutions Inc., a Nevada corporation (the “Company”), the holders acquiring units consisting of the Company’s Common Stock and Preferred Stock set forth on Schedule A attached hereto (the “Investors”), and each other stockholder of the Company that has become a party to this Agreement and identified on Schedule A attached hereto (collectively with the Investors, “Stockholders”).

RECITALS

WHEREAS, the Company and the Investors are parties to the Stock Unit Purchase Agreement of even date herewith (the “Purchase Agreement”) and certain other agreements ancillary thereto (the “Transaction Documents”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued to the Investors and certain other matters as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1. Registration Rights.

1.1 Definitions. For purposes of this Agreement:

(a) “Affiliate” of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including, without limitation, any partner, officer, director, member, employee or advisor of such Person and, which respect to any Person that is an investment fund, any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners or managers of such Person and any limited partners thereof, and (b) any director or officer of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

(b) “Board” means the board of directors of the Company.

(c) “Business Day” means any day other than a Legal Holiday.

(d) “Common Stock” means the common stock, par value $0.001 per share, of the Company and any shares now or hereafter authorized of any class of common shares of the Company however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(e) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(f) “FINRA” means the Financial Industry Regulatory Authority.

(g) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.8 hereof.

(h) “Indenture” means the indenture, dated as of March 3, 2011 by and among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as collateral agent, relating to the Notes.

(i) “IPO” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Securities Act that is approved by at least four-fifths of the members of the Board. For the purposes hereof, a Qualified IPO shall be deemed an IPO.

(j) “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York remain closed.

(k) “Management Holders” means (a) any of (i) Daniel T. Layton; (ii) J. Clarke Legler, II; (iii) L. Charles Moncla, Jr.; (iv) Milburn J. Duconte; and (v) Rodney P. Dartez; and (b) any Related Party of any one or more of the Persons listed in clause (a) above.

(l) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, and unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(m) “Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

(n) “Prospectus” means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.

(o) “Qualified IPO” means an initial public offering of the Company’s equity securities in a nationally recognized exchange with total proceeds available to the public of $50 million or more and an implied pre-money equity market capitalization of at least $125 million.

(p) “Registrable Security” means (i) the Shares and (ii) any other securities issued or issuable with respect to the Shares by way of Common Stock dividend or split of Common Stock or in connection with a combination of Common Stock, recapitalization, merger, consolidation or other reorganization, including, without limitation, a conversion by the Company into a corporation, or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when:

(a) a Registration Statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such Registration Statement, (b) such securities are freely transferable without registration or limitation under Rule 144 (or any similar provisions then in force, but not Rule 144A) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred by the holder thereof and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force, or (d) such securities shall have ceased to be outstanding.

(q) “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Section 2 of this Agreement regardless of whether a Registration Statement becomes effective, including, without limitation, (a) all SEC, stock exchange and FINRA registration and filing fees and expenses, (b) fees and expenses of compliance with securities or “blue sky” laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), (c) fees and expenses of preparing, printing, filing, duplicating and distributing the Registration Statement and the related Prospectus, (d) the cost of printing stock certificates, (e) the cost and charges of any transfer agent and rating agency fees, (f) printing, messenger, telephone and delivery expenses, (g) fees and disbursements of counsel for the Company and all independent certified public accountants, (h) the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by Selling Holders) and (i) reasonable fees and expenses of one counsel for all Selling Holders. In no event shall the Company be responsible for any broker or similar commissions of any Selling Holders, or to the extent provided herein, any legal fees or other costs of the Selling Holders

(r) “Registration Statement” means any registration statement of the Company relating to the registration for resale of Registrable Securities that is filed pursuant to the provisions of this Agreement and including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and all material incorporated by reference therein.

(s) “Related Party” means (i) any spouse, family member or relative of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez; (ii) any spouse, family member or relative of any spouse, family member or relative referred to in clause (i) above; (iii) any estate, executor, administrator, committee or beneficiary of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez and/or any Person described in clause (i) or (ii) above; (iv) any trust for the benefit of any one or more of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez and/or any Person described in the clause (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business entity in which any one or more of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez and/or any Person described in clause (i), (ii), (iii) or (iv) above beneficially holds (directly or indirectly through other Persons described in clause (iii) or (iv) above or this clause (v)) in the aggregate a majority (or more) of the equity or other controlling interests.

(t) “Rule 144” means Rule 144 promulgated under the Securities Act.

(u) “Rule 144A” means Rule 144A promulgated under the Securities Act.

(v) “Sale of the Company” shall mean a single transaction or a series of transactions pursuant to which an unaffiliated Person or Persons acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company’s Board or more than fifty percent (50%) of the voting power of the Company (whether by merger, consolidation or sale or transfer of the Company’s capital stock), provided, however, (a) that an IPO that results in an acquisition of voting power shall not be a Sale of the Company and (b) a merger shall not be a Sale of the Company as long as the stockholders of the Company own a majority of the common stock of the surviving entity immediately following the merger); or (ii) all or a substantial portion of the Company’s assets determined on a consolidated basis.

(w) “SEC” means the United States Securities and Exchange Commission.

(x) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(y) “Selling Holder” means a Holder of Shares who is selling Registrable Securities in accordance with the provisions of this Agreement.

(z) “Shares” mean shares of the Company’s Common Stock, and all other securities of the Company which may be issued in exchange for, or in respect of, the Shares, whether by way of stock splits, dividends, combination, reclassification, reorganization or by any other means), now owned or hereafter acquired by any stockholder of the Company.

(aa) “Warrant Agreement” means that certain Warrant Agreement, dated March 3, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as Warrant Agent.

(bb) “Warrants” have the meaning defined in the Purchase Agreement.

2. Registration Rights.

2.1 Piggy-Back Registration Rights. If the Company proposes to file a Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or S-8 (or any successor form)) with respect to any class of equity securities of the Company, whether or not for its own account, then the Company shall give written notice of such proposed filing to the Holders of Shares as soon as practicable (but in no event fewer than 10 Business Days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of Shares as each such Holder may request in writing within 10 days after receipt of such written notice from the Company (which request shall specify the Shares intended to be disposed of by such Selling Holder) (a “Piggy-Back Registration”). Upon the written request of any such Selling Holder made within 10 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Selling Holder and the intended method of disposition thereof, which shall be on the same terms and conditions as the securities of the Company or other security holder included in the registration statement), the Company shall, subject to the terms of this Agreement, effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof, to the extent required to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered, on the same terms and conditions as the securities of the Company or other security holder included in the registration statement by inclusion of such Registrable Securities in the Registration Statement that covers the securities that the Company proposes to register; provided, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Selling Holder and, thereupon, (i) in the case of a determination not to register shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.

2.2 Inclusion in Registered Offering; Withdrawal. The Company shall cause the managing underwriter or underwriters of such proposed offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other selling security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any Selling Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to these provisions by giving written notice to the Company of its request to withdraw no less than 15 Business Days prior to the effective date of such Registration Statement.

2.3 Payment of Registration Expenses. The Company shall pay all Registration Expenses in connection with registration of Registrable Securities requested pursuant to this Section 2, and the Selling Holders shall pay the underwriting discounts, commissions, and transfer taxes, if any, relating to the sale of such Selling Holders’ Registrable Securities pursuant to this Section 2.

2.4 Underwriter Cut-Back; Priority in Piggy-Back Registrations. If a registration pursuant to this Section 2 involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, the Company shall, if requested by any Selling Holder and subject to the provisions of this Section 2, arrange for such underwriters to include all the Registrable Securities to be offered and sold by such Selling Holder among the securities to be distributed by such underwriters. If the managing underwriter of such underwritten offering shall, in writing, inform the Selling Holders requesting such registration and the holders of any of the Company’s other securities which shall have exercised registration rights in respect of such underwritten offering of its belief that the number of securities requested to be included in such registration would materially and adversely affect the success of such offering, then the Company shall be required to include in such Registration Statement only the amount of securities that it is so advised should be included in such registration. In such event,

(a) in cases initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities that the Company proposes to register and (ii) second, the securities that have been requested to be included in such registration by Selling Holders and by Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by such Selling Holders and such Persons; it being expressly understood that the Company may not reduce the amount of Registrable Securities included in such registration unless it reduces the amount sought to be registered by such Persons on a pro rata basis); and

(b) in cases not initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering as follows: (i) first, the securities that have been requested to be included in such registration by Selling Holders and other Persons entitled to exercise registration rights pursuant to contractual commitments (pro rata based on the amount of securities sought to be registered by such Selling Holders and Persons); provided, that the Company may exclude securities sought to be registered by Selling Holders if (A) such registration is pursuant to a contractual “demand” registration right existing on the date hereof and such right expressly requires the Company to exclude such securities, and (B) all securities which the Company proposes to register are first excluded and (ii) second, the securities which the Company proposes to register.

2.5 Underwriter Cut-Back; Shelf Registration Rights. The number of Registrable Securities requested to be included in a Piggy-Back Registration is subject to reduction pursuant to Section 2.5 above. If as a result of such reduction (including pursuant to the proviso of Section 2.5(b)(i)), the holders of Registrable Securities are unable to include such Registrable Securities, the Company shall file a shelf Registration Statement on a Form S-3 or successor form (or if not available, any other then available Form) with respect to such Registrable Securities within 180 days, or such shorter time as the managing underwriter may agree, but in no event less than 30 days, of the effectiveness of such Registration Statement, and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective within 45 days of filing and to remain effective for a period of one year following the effective date.

2.6 Market Stand Off. Each Holder of Registrable Securities agrees, that if requested by the managing underwriter in connection with any underwritten public offering of the Company’s securities, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Registrable Securities held by it for such period, not to exceed (i) 180 days following consummation of an underwritten initial public offering, or (ii) 90 days following the consummation of any other underwritten public offering.

2.7 Registration Procedures.

(a) Responsibilities of the Company. In connection with any Piggy-Back Registration, the Company shall (provided, that it shall not be required to take any action pursuant to this Section 2.7 that would, in a written opinion of counsel to the Company, violate applicable law):

(i) no fewer than five Business Days prior to the initial filing of a Registration Statement or Prospectus and no fewer than two Business Days prior to the filing of any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), if requested, furnish to the Selling Holders, their counsel and the managing underwriters, if any, confidential copies of all such documents proposed to be filed, and cause the officers and directors of the Company, counsel to the Company and independent certified public accountants to the Company to respond to such inquiries as shall be reasonably necessary, in the opinion of respective counsel to such underwriters, and to conduct a reasonable investigation within the meaning of the Securities Act; provided, that the Company shall not be deemed to have kept a Registration Statement effective if it voluntarily takes or fails to take any action that results in Selling Holders covered thereby not being able to sell such Registrable Securities pursuant to federal securities laws during that period;

(ii) Take such action as may be necessary so that (i) any Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated herein by reference in each case) complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading;

(iii) Use commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the amount of time that it is required to keep the Registration Statement effective in order to consummate the offering which gave rise to the registration rights granted herein, but no longer than one year; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented;

(iv) Notify the Selling Holders, their counsel and the managing underwriters, if any, promptly (and in any case within two Business Days), and (if requested by any such Person), confirm such notice in writing:

(A) (I) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed and (II) with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

(B) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information;

(C) of the issuance by the SEC, any state securities commission, any other governmental agency or any court of any stop order or injunction suspending or enjoining the use or the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;

(D) if at any time any of the representations and warranties of the Company contained in any securities distribution agreement (including any underwriting agreement) contemplated hereby cease to be true and correct in all material respects;

(E) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(F) of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(G) of the Company’s reasonable determination that a post-effective amendment to such Registration Statement would be appropriate;

(v) Use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of any order enjoining or suspending the use or effectiveness of, a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(vi) If requested by the managing underwriters, if any, reasonably in advance of the filing thereof, (A) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, reasonably agree should be included therein, (B) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment and (C) supplement or make amendments to such Registration Statement;

(vii) Deliver to each Selling Holder, their counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons reasonably request; and the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto;

(viii) Prior to any public offering of Registrable Securities, cooperate with the Selling Holders of Registrable Securities to be sold or tendered for, the underwriters, if any, and their respective counsel in connection with, the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any Selling Holder or underwriter reasonably requests in writing; provided, that where Registrable Securities are offered other than through an underwritten offering, the Company agrees to (i) cause its counsel to perform “blue sky” investigations and file registrations and qualifications required to be filed pursuant to this Section 2.7(a)(viii); (ii) use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective; and (iii) use commercially reasonable efforts to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject;

(ix) In connection with any sale or transfer of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with the Selling Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (with appropriate CUSIP numbers) representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with

DTC, and to enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request at least two Business Days prior to any sale of Registrable Securities;

(x) Use commercially reasonable efforts to cause the offering of the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required as a consequence of the nature of such Selling Holder’s business, in which case the Company shall cooperate in all reasonable respects at the expense of such Selling Holder with the filing of such Registration Statement and the granting of such approvals as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject;

(xi) Upon the occurrence of any event contemplated by Section 2.7(a)(iv)(F) or 2.7(a)(iv)(G), as promptly as practicable, prepare a supplement or amendment, including, if appropriate, a post-effective amendment, to each Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Selling Holders of the occurrence of any event contemplated by Section 2.7(a)(iv)(F) or 2.7(a)(iv)(G) above, the Selling Holders shall suspend the use of the Prospectus until the requisite changes to the Prospectus have been made;

(xii) Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other reasonable actions in connection therewith (including those reasonably requested by the managing underwriters, if any), in order to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration;

(A) make such representations and warranties to the Selling Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company (including with respect to businesses or assets acquired or to be acquired by it), and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested;

(B) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing or sole underwriters, if any, addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters);

(C) obtain customary “comfort” letters and updates thereof (including, if such registration includes an underwritten public offering, a “bring down” comfort letter dated the date of the closing under the underwriting agreement) from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business which may hereafter be acquired by the Company for which financial statements and financial data are required to be included in the Registration Statement), addressed to each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and such other matters as reasonably required by the managing underwriter or underwriters and as permitted by the Statement on Auditing Standards No. 72;

(D) if an underwriting agreement is entered into, the same shall contain customary covenants on the part of the Company and will provide that the Company will indemnify the Holders of Registrable Securities included in the registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act; and

(E) deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2.7(a)(xii) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(xiii) Make available for inspection by one representative of the managing underwriter participating in any such disposition of Registrable Securities, if any, and any attorney, consultant or accountant retained by such underwriter (collectively, the “Inspectors”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company (including with respect to business and assets acquired or to be acquired to the extent that such information is available to the Company), and cause the officers, directors, agents and employees of the Company (including with respect to business and assets acquired or to be acquired to the extent that such information is available to the Company) to supply all information in each case reasonably requested by any such Inspector in connection with such Registration; provided, the Company may first require that such Persons agree to keep confidential any non-public information relating to the Company received by such Person and not disclose such information (other than to an Affiliate or prospective purchaser who agrees to respect the confidentiality provisions of this Section 2.7(a)(xiii)) until such information has been made generally available to the public (other than as a result of a disclosure or failure to safeguard by such Inspector) unless the release of such information is required by law or necessary to respond to inquiries of regulatory authorities (including the National Association of Insurance Commissioners, or similar organizations or their successors); without limiting the foregoing, no such information shall be used by such Inspector as the basis for any market transactions in securities of the Company or its Subsidiaries, if any, in violation of law;

(xiv) Comply with all applicable rules and regulations of the SEC and make generally available to their security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or reasonable efforts underwritten offering and (ii) if not sold to underwriters in such an offering commencing on the first day of the first fiscal quarter after the effective date of a Registration Statement, which statement shall cover said period, consistent with the requirements of Rule 158; and

(xv) Use commercially reasonable efforts to take all other steps reasonably necessary to effect the registration, offering and sale of the Registrable Securities covered by the Registration Statement.

(b) Information Required by the Company. The Company may require each Selling Holder as to which any registration is being effected to furnish to the Company such information regarding the distribution of such Registrable Securities as is required by law to be disclosed in the applicable Registration Statement, and the Company may exclude from such registration the Registrable Securities of any Selling Holder who unreasonably fails to furnish such information promptly after receiving such request.

(c) Requests by the Holder. If any such Registration Statement refers to any Selling Holder by name or otherwise as the holder of any securities of the Company, then such Selling Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Selling Holder, to the effect that the holding by such Selling Holder of such securities is not to be construed as a recommendation by such Selling Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Selling Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Selling Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Selling Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

(d) Indemnification.

(i) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act (each Selling Holder and such controlling Persons are referred to collectively as the “Selling Holder Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Securities) to which each Selling Holder Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a shelf registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Selling Holder Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a shelf registration in reliance upon and in conformity with written information pertaining to such Selling Holder and furnished to the Company by or on behalf of such Selling Holder specifically for inclusion therein.

(ii) Indemnification by Selling Holder. The Selling Holders shall indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (the Company and such controlling Persons are referred to collectively as the “Company Indemnified Parties” the from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Securities) to which each Company Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a shelf registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such losses resulted solely from an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in or omitted from an information so furnished in writing by such Selling Holder to the Company expressly for use therein.

2.8 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i) upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.8(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.8.

(c) The Holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.8. Before any proposed sale, pledge or transfer of any Restricted Securities, unless there is in effect a registration statement under the Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.8. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.8(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d) Notwithstanding the foregoing, prior to the IPO, a Holder shall not be permitted to transfer Shares if, in the reasonable judgment of the Company, such transfer would reasonably be likely to cause the Company to be required to register a class of securities under Section 12(g) of the Exchange Act.

3. Preemptive Rights.

(a) In the event of any sale or issuance of equity securities of the Company or any securities (including rights, options or warrants) convertible into or exchangeable or exercisable for equity securities of the Company (“collectively, “New Securities”), at any time and from time to time after the date hereof, except for issuances (each an “Exempt Issuance”):

(i) of the Shares in accordance with the terms of the Purchase Agreement;

(ii) up to 5,224,082 shares of Common Stock issued, or deemed issued, pursuant to the Company’s 2010 Omnibus Equity Incentive Plan;

(iii) securities issued or issuable by reason of a dividend, stock split, split-up, reclassification or reorganization or other similar event with respect to the capital stock of the Company approved by at least four-fifths of the members of the Board;

(iv) except in subsection (ii) above, to any employees or directors of, or consultants to, the Company pursuant to any plan approved by at least fourth-fifths of the members of the Board after the date hereof;

(v) of securities issued by the Company in connection with any joint venture, strategic alliance, acquisition or merger approved by at least four-fifths of the members of the Board;

(vi) of securities issued by the Company in connection with any equipment leasing arrangement or debt financing from a bank or similar financial institution so long as such arrangement or financing, and the issuance of the securities with respect thereto, has been approved by at least four-fifths of the members of the Board; or

(vii) shares of Common Stock issued in connection with an IPO;

the Company shall first offer in writing (the “Preemptive Rights Notice”) to sell to each of the Investors (holding at such time no less than 50% of (i) the shares of Common Stock purchased under the Purchase Agreement by such Investor or (ii) the shares of Common Stock issuable to such Investor under the Warrant) a portion of such New Securities equal to the quotient obtained by dividing (x) the number of shares of Common Stock held by such Investor, by (y) the total number of outstanding shares of Common Stock of the Company (determined on an as converted or fully diluted basis). If all such securities are not subscribed to by the Investors in writing delivered to the Company within five (5) Business Days after the date of delivery of the Preemptive Rights Notice, the unsubscribed New Securities will be reoffered on the terms set forth above in writing (a “Reoffer Notice”) to the Investors who subscribed to the maximum number to which they were entitled pursuant to the Preemptive Rights Notice, and each such Investor shall be entitled to purchase a pro rata share of such available New Securities by so notifying the Company in writing within three (3) Business Days after the date of delivery of the Reoffer Notice.

(b) Each Investor shall be entitled to purchase or receive such New Securities at the most favorable price and on the most favorable terms that such securities are to be offered to any other Person, and the Company may not offer any New Securities to any Person at a price or on terms more favorable to the offerees thereof than those on which such New Securities were offered to the Investors, unless such New Securities are first offered to the Investors at such more favorable price and on such more favorable terms; provided that, notwithstanding the foregoing, in the event that the Company is issuing more than one type or class of New Securities in connection with such issuance, each Investor participating in such issuance shall be required to acquire such Investor’s pro rata portion (as determined in Section 3(a) above) of all such types and classes of New Securities.

(c) Such securities specified in the Preemptive Rights Notice and the Reoffer Notice that are not purchased by the Investors pursuant to the terms of this Section 3 may be issued and sold by the Company to the offerees thereof (on terms no less favorable than the terms offered in such notices) within one-hundred eighty (180) days of the date of the Preemptive Rights Notice. Any securities not issued within such 180-day period will be subject to the provisions of this Section 3 upon subsequent issuance.

(d) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 3, the Company may elect to give notice to the Investors within thirty (30) days after an issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Investor shall have twenty (20) days from the date such notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Investor, maintain such Investor’s percentage ownership position, calculated as set forth in Section 3(a) before giving effect to the issuance of such New Securities. The closing of such sale of New Securities shall occur within sixty (60) days of the date notice is given to the Investors.

(e) The rights of all of the Investors under this Section 3 may be waived by Investors holding at least 70% of the Common Stock entitled to the benefit of this Section.

(f) The provisions of this Section 3 shall terminate upon an IPO.

(g) For the purposes of this Section 3, holders of Common Stock issued upon conversion of a Warrant shall be deemed “Investors.”

4. Tag-Along

4.1 Except as provided in Section 4.8, at any time that one or more Management Holders desires to transfer shares of Common Stock of the Company representing more than half of one percent (1/2%) of the outstanding Common Stock of the Company to a third party or parties, the Management Holders shall first deliver written notice of their desire to do so (the “Co-Sale Notice”) to the Company and each Investor. The Co-Sale Notice must specify: (i) the name and address of the Person to which the Management Holders propose to transfer the shares of Common Stock (the “Offeror”), (ii) the number of shares of Common Stock the Management Holders propose to transfer (the “Co-Sale Offered Shares”), (iii) the total consideration to be delivered to the Management Holders for the proposed transfer and the consideration for each Co-Sale Offered Share the Management Holders propose to transfer, and (iv) all other material terms and conditions of the proposed transaction.

4.2 Each Investor may within the 30-day period after delivery of the Co-Sale Notice (the “Option Period”) notify the Management Holders of such Investor’s desire to participate, on a pro-rata basis, in the sale of the Co-Sale Offered Shares and the number of shares of Common Stock such Investor desires to sell, at the price per share of Common Stock and on the terms set forth in the Co-Sale Notice. Each Investor which has so notified the Management Holders within the Option Period of its desire to sell shares of Common Stock of the Company in the transaction (a “Participating Investor”) shall be entitled to do so, subject to cut-back as set forth in Section 4.3.

4.3 The Management Holders shall use commercially reasonable efforts to interest the Offeror in purchasing, in addition to the Co-Sale Offered Shares, the shares of Common Stock of the Company which the Participating Investors wish to sell. If the Offeror does not wish to purchase all of the shares of Common Stock of the Company made available by the Management Holders and the Participating Investors (the Management Holders and the Participating Investors being hereinafter referred to collectively as “Co-Sale Right Investors”), then each Co-Sale Right Investor shall be entitled to sell a portion of the shares of Common Stock being sold to the Offeror obtained by multiplying the number of shares of Common Stock that the Offeror is willing to purchase by a fraction, the numerator of which is the number of shares of Common Stock such Co-Sale Right Investor has proposed to sell to the Offeror, and the denominator of which is the number of shares of Common Stock that all of the Co-Sale Right Investors have proposed to sell to the Offeror. The transaction contemplated by the Co-Sale Notice shall be consummated not later than 90 days after the expiration of the Option Period.

4.4 In connection with a co-sale pursuant to this Section 4, each Investor shall be required to make representations and warranties regarding the Common Stock of the Company that such party transfers in such sale, including, without limitation, such party’s ownership of and authority to transfer such stock, the absence of any liens or other encumbrances on such stock, and the compliance of such transfer with the federal and state securities laws and all other applicable laws and regulations. Each party hereto transferring shares of Common Stock of the Company pursuant to this Section 4 shall be severally (but not jointly) liable for breaches of representations, warranties, covenants and agreements of such party. Such liability of each party hereto transferring shares of Common Stock of the Company pursuant to this Section 4 shall not exceed their respective pro rata portion of the proceeds of such co-sale.

4.5 If the Management Holders wish to transfer any shares of Common Stock to the Offeror or to any Person at a price or on terms and conditions which differ from those set forth in the Co-Sale Notice, or more than 90 days after the expiration of the Option Period, then as a condition precedent to such transaction, the Management Holders must again comply with the procedures set forth in this Section 4.

4.6 Any sale made in violation of the provisions of this Section 4 shall be void, and the proceeds of any sale made by the Management Holders in violation of the provisions of this Section 4 shall be deemed to be held in constructive trust by the Management Holders in such amount as would have been due the Participating Investors if the Management Holders had complied with this Section 4.

4.7 The rights granted pursuant to this Section 4 shall terminate immediately prior to the consummation of the Company’s IPO.

4.8 The following transfers of Common Stock of the Company shall not be subject to the co-sale rights of this Section 4: transfers (i) to a Related Party of a Management Holder; or (ii) from Management Holder to any other Management Holder, provided, however, that in connection with any transfer contemplated in this Section 4.8, in each case, the transferee shall hold such Common Stock of the Company subject to the same restrictions applicable to its transferor; shall agree to be bound by the terms of this Agreement; and shall not make any further transfer that would not have been permitted pursuant to this Section 4.8 by the original Management Holder of such Common Stock.

4.9 For the purposes of this Section 4, holders of Common Stock issued upon conversion of a Warrant shall be deemed “Investors.”

5. Drag-Along Rights.

5.1 In the event that a Sale of the Company is approved by (a) at least 50% of the outstanding shares of the Company’s Common Stock (the “Approving Holders”) or (b) at least four-fifths of the members of the Board, then each Stockholder shall participate in such transaction, not object in any way thereto, be required to sell all of the shares of capital stock of the Company held by such Stockholder and otherwise take all other action as set forth below (the “Drag Along Sale”). If the Drag Along Sale is structured as a (1) merger, consolidation or other transaction requiring a vote of stockholders, each Stockholder shall vote all of such Stockholder’s shares in favor of the merger or consolidation and otherwise waive (and does hereby waive) any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (2) sale of stock, each Stockholder holding capital stock of the Company shall agree to sell all of such Stockholder’s capital stock and rights to acquire capital stock on the terms and conditions approved by the Approving Holders or the Board, as applicable. Each seller of capital stock of the Company in such Drag Along Sale (i) shall be subject to the same terms and conditions of sale (provided that the amount of consideration to be received may differ by class consistent with the terms and conditions of the Company’s Articles of Incorporation) and (ii) shall execute such documents and take such actions as may be reasonably required by the Approving Holders, or the Board, as applicable.

5.2 The Company shall (including at the request of the Approving Holders) provide each party hereto with written notice (the “Drag Notice”) of a Drag Along Sale as soon as reasonably practicable prior to the date of consummation of such sale (the “Drag Along Sale Date”). Each Drag Notice shall set forth, to the best of the Company’s knowledge: (i) the identity of the third party transferee in the Drag Along Sale, (ii) the expected price and the other general terms of the proposed transfer and (iii) the anticipated Drag Along Sale Date.

5.3 The provisions of this Section 5 shall apply regardless of the form of consideration received in the Drag Along Sale, and (i) upon the consummation of the Drag Along Sale, each holder of Common Stock shall receive the same form of consideration and the same amount of consideration per share (subject to any pro rata required escrows of a portion of the consideration as determined by the Approving Holders or the Board, as applicable); (ii) if any holders of Common Stock are given an option as to the form and amount of consideration to be received, each holder of Common Stock shall be given the same option; (iii) unless waived by holders of at least 70% of the then outstanding Preferred Stock, each holder of Preferred Stock shall receive its liquidation preference in cash; provided that if waived, (A) such class of Preferred Stock shall receive the same form of consideration and the same amount of consideration per share, and (B) if any holders of the Preferred Stock are given an option as to the form and amount of consideration to be received, each holder of such Preferred Stock shall be given the same option; and (iv) any non cash consideration received by a class of capital stock of the Company pursuant to the terms of the Drag Along Sale shall be allocated among the transferors of such class of stock pro rata based upon each transferor’s percentage ownership of such class of shares sold in the Drag Along Sale.

5.4 In connection with a Drag Along Sale, each party hereto shall be required to make representations and warranties regarding the capital stock of the Company that such party transfers in such sale, including, without limitation, such party’s ownership of and authority to transfer such stock, the absence of any liens or other encumbrances on such stock, and the compliance of such transfer with the federal and state securities laws and all other applicable laws and regulations. Each party hereto transferring shares of Common Stock of the Company pursuant to this Section 5 shall be, on a pro rata basis (based on the number of shares of Common Stock of the Company on an as-converted basis), severally (but not jointly) liable for breaches of representations, warranties, covenants and agreements of or (in the case of representations and warranties) pertaining to the Company, and for indemnification obligations arising out of or relating to any such breach or otherwise pertaining to the Company (other than any such obligations that relate specifically to a particular party, such as indemnification with respect to representations and warranties given by such party regarding such party’s title to and ownership of such stock). Such liability of each party hereto transferring shares of Common Stock of the Company pursuant to this Section 5 shall not exceed their respective pro rata portion of the proceeds of such Drag Along Sale.

5.5 The rights granted pursuant to this Section 5 shall terminate immediately prior to the consummation of the Company’s IPO.

6. Conversion. In the event the Board determines it to be in the best interests of the Company that the Company be converted or migrate to a Delaware corporation, the Board may, in its reasonable business judgment, convert or migrate the Company into a Delaware corporation (by merger, conversion or otherwise) (an “Entity Change”) at any time; provided however, in connection with such Entity Change, the terms of the Company’s certificate of incorporation following the Entity Change shall be materially the same in all respects as the Company’s articles of incorporation immediately prior to the Entity Change. The Stockholders agree to take such action to approve an Entity Change as requested by the Board.

7. Board Matters.

7.1 Board Composition. Each party hereto agrees to vote all of such Stockholder’s shares of voting securities in the Company, whether now owned or hereafter acquired or which such party may be empowered to vote, and to take such other action with respect thereto (including, without limitation, the giving of consents), from time to time and at all times, in whatever manner shall be necessary to ensure (i) the Board shall be comprised of five (5) individuals (except as contemplated by Section 7.2), and (ii) that all of the following Persons shall serve from time to time as directors of the Company:

(a) L. Charles Moncla, Jr. (provided he is an executive officer of the Company or owns any shares of capital stock of the Company);

(b) one (1) individual designated by the holders of a majority in interest of the Common Stock held by the Management Holders, such individual to be determined by the Management Holders following the date hereof;

(c) two (2) individuals designated by the holders of a majority in interest of the shares of Common Stock purchased under the Purchase Agreement by the Investors (the “Preferred Directors”), which individuals shall initially be José Feliciano and Colin Leonard;

(d) one (1) individual designated by L. Charles Moncla, Jr. and approved by holders of a majority in interest of the Stock Units, such approval not to be unreasonably withheld, which individual shall initially be Daniel T. Layton (the “5th Director”); provided however, that from and after the date that is one year following the date of this Agreement, the holders of a majority in interest of the Stock Units may either re-designate the 5th Director or designate a new 5th Director which director shall be subject to the consent of the remaining members of the Board (which consent shall not be unreasonably withheld). If a majority of the remaining members of the Board do not approve the initial new 5th Director designated by the holders of a majority in interest of the Stock Units, such holders shall designate a second 5th Director. If the second 5th director is not approved by a majority of the remaining members of the Board, then such holders shall submit a list of four potential 5th directors (which list may include the first two 5th Directors previously rejected by the members of the Board), and a majority of the remaining members of the Board shall select the 5th Director from such list.

7.2 Ex-Officio Board Members. In addition to the composition of the Board as provided in Section 7.1, the Board shall include (a) for one year following the date of this Agreement, up to six (6) and (b) thereafter, up to four (4), ex-officio members who will participate in Board meetings and discussions but have no voting or other rights of the members of the Board; provided however, such ex-officio members shall be entitled to receive compensation and other benefits received by members of the Board. Ex-officio members shall be designated by the Board and shall serve one (1) year terms; provided, that the Preferred Directors shall be entitled to designate one (1) ex-officio member. The initial ex-officio members of the Board shall be Mark D. Mann, Crawford S. Shaw, Joel Wehner, Richard L. Crandall and Joseph A. McDermott, Jr. The ex-officio member of the Board designated by the Preferred Directors will be designated in writing following the date hereof.

7.3 Board Committees. Committees of the Board shall be established, and the membership of any such committees shall be approved, by at least four-fifths of the members of the Board.

7.4 Termination. The rights granted pursuant to this Section 7 shall terminate immediately prior to the consummation of a Qualified IPO; provided however, immediately prior to such Qualified IPO, the Stockholders will take such actions to cause the Board to increase so that the Board is comprised of the then existing Board and the then existing ex-officio members of the Board.

8. Information Rights. The Company shall promptly provide to the Investors (holding no less that 50% of the shares of Common Stock purchased under the Purchase Agreement by such Investor) the information the Company is required to deliver to holders of the Notes (as defined in the Purchase Agreement) issued pursuant to the Indenture.

9. Prohibition on Transfer of Shares.

9.1 In connection with the Purchase Agreement, the Investors acquired a Stock Unit (as defined in the Purchase Agreement) consisting of shares of Common Stock and shares of Preferred Stock. Except pursuant to (a) a redemption of the Preferred Stock by the Company pursuant to the Company’s Articles of Incorporation or (b) the sale of Common Stock by Investors following an IPO, the Investor shall not transfer any shares of Preferred Stock comprising the Stock Unit without also transferring a proportionate number of shares of the Common Stock comprising the Stock Unit, and vice-versa.

9.2 Notwithstanding any other provision of this Agreement, no Investor may at any time transfer any Shares to any Person that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, offered, marketed, sold or licensed by the Company. The determination of whether any proposed transferee engages in any business activity that is in competition with those activities of the Company shall be made by the Board of the Company in good faith.

9.3 As long as Moncla Platinum Investment Group, LLC (or its permitted successor or assignee) holds the Common Stock purchased under the Purchase Agreement, L. Charles Moncla, Jr. shall remain the manager of Moncla Platinum Investment Group, LLC (or its permitted successor or assignee).

10. Warrant Ratchet. In the event the holders of Warrants become entitled, pursuant to Section 8.2 of the Warrant Agreement, to purchase upon exercise of the Warrants additional shares of Common Stock due to the failure of a Liquidity Event (as defined in the Warrant Agreement) to occur within the time period set forth in the Warrant Agreement (a “Warrant Ratchet Event”), the Company shall, upon and as of the date of such Warrant Ratchet Event, issue to the Investors, for no additional consideration, such additional shares of Common Stock as are necessary for such Investors to retain the same percentage ownership of Common Stock, calculated on a fully-diluted basis, as the Investors held immediately prior to such Warrant Ratchet Event. The intent of this Section is to ensure that the dilution that would occur as a result of such Warrant Ratchet Event will be borne by the Stockholders other than the Investors and the holders of the Warrants.

11. Employees; Directors; Ex-Officio Members. To the extent that, on or after the date hereof, any employee, member of the Board or ex-officio member of the Board holds a beneficial interest in any Common Stock or in any securities (including rights, options or warrants) convertible into or exchangeable or exercisable for equity securities of the Company, the Company shall cause such employee, member of the Board or ex-officio member of the Board to immediately execute and otherwise agree to be bound by the terms of this Agreement and a Restricted Stock Agreement (in form and substance satisfactory to at least four-fifths of the members of the Board). Notwithstanding the foregoing, no Affiliate of a holder of Preferred Stock shall be obligated to execute a Restricted Stock Agreement solely by virtue of such Affiliate serving as a member or ex-officio member of the Board.

12. Miscellaneous.

12.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware State residents entered into and to be performed entirely within the State of Delaware.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signatures delivered hereunder by a party by facsimile transmission or electronic mail shall be deemed an original signature hereto.

12.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.5 Notices. Any notice or other communication required or permitted to be provided hereunder shall be in writing and shall be delivered in person or by first class mail (registered or certified, return receipt requested), facsimile, electronic mail, or overnight air courier guaranteeing next day delivery. The address for such notices and communications shall be as follows:

If to the Company:

Platinum Energy Solutions, Inc.

2100 West Loop South, Suite 1601

Houston, TX 77027

Attention: Chief Financial Officer

Fax: 713-590-2827

E-mail: clegler@platinumenergysolutions.com

with copies to (which shall not constitute delivery):

Kelley Drye & Warren LLP

33 West Wacker Drive, 26th

Chicago, IL 60606

Attention: Timothy R. Lavender, Esq.

Fax: 312-857-7095

E-mail: tlavender@kelleydrye.com

If to a Stockholder:

To the address set forth for such Stockholder on Schedule A attached hereto or such other address as may be designated in writing hereafter, in the same manner, by such person.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; when sent, if sent via electronic mail to the address set forth above, provided that a mail delivery failure or similar message is not received by the sender; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Failure to provide a notice or communication to one party hereto or any defect in it shall not affect its sufficiency with respect to other parties hereto

12.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of a majority of the shares of Common Stock purchased under the Purchase Agreement by the Investors, and holders of at least 70% of the shares of Common Stock of the Company; provided however, to the extent any amendment adversely effects a particular group of Stockholders in a manner materially different than all of the Stockholders, the consent of holders of a majority in interest of the Common Stock held by such group shall be required. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional Stockholders as contemplated by Section 11.9.

12.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

12.9 Additional Stockholders. Notwithstanding anything to the contrary contained herein, as a condition to issuing any shares of capital stock, the Company shall require the party acquiring such shares to become a party to this Agreement as a Stockholder by executing and delivering an additional counterpart signature page to this Agreement.

12.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

PLATINUM ENERGY SOLUTIONS, INC.

By:	/s/ J. Clarke Legler, II
	Name:	J. Clarke Legler, II
	Title:	Chief Financial Officer

[Signature page to Stockholders Agreement]

INVESTOR:

Clearlake Capital Partners II (Master), L.P.

By:	Clearlake Capital Partners II GP, L.P.
Its:	General Partner

By:	Clearlake Capital Partners, LLC
Its:	General Partner

By:	CCG Operations, LLC
Its:	Managing Member

	By:	José E. Feliciano
		Name:	José E. Feliciano
		Title:	Managing Member

[Counterpart signature page to Stockholders Agreement]

INVESTOR:

Moncla Platinum Investment Group, LLC

By:	/s/ L. Charles Moncla, Jr.
	Name:	L. Charles Moncla, Jr.
	Title:	Manager

[Counterpart signature page to Stockholders Agreement]

INVESTOR:

HedgeHog Capital LLC

By:	/s/ David Lu
	Name:	David Lu
	Title:	Managing Member

[Counterpart signature page to Stockholders Agreement]

INVESTOR:

CQS DO S1 Limited

By:	/s/ Kevin Jones
	Name:	Kevin Jones
	Title:	General Partner

[Counterpart signature page to Stockholders Agreement]

INVESTOR:

Alpine Associates, A Limited Partnership

By:	/s/ Gary Moorman
	Name:	Gary Moorman
	Title:	Senior Analyst

[Counterpart signature page to Stockholders Agreement]

INVESTOR:

Third Avenue Trust on behalf of Third Avenue Focus Credit Fund

By:	/s/ Vincent J. Degan
	Name:	Vincent J. Degan
	Title:	Chief Financial Officer

[Counterpart signature page to Stockholders Agreement]

STOCKHOLDERS:

/s/ L. Charles Moncla, Jr.
L. Charles Moncla, Jr.

/s/ Rodney Dartez
Rodney Dartez

/s/ Milburn J. Ducote
Milburn J. Ducote

/s/ Christine P. Spencer
Christine P. Spencer

2153850 Ontario, Ltd.

By:	Philip Johnston
Name:	Philip Johnston
Title:	President

/s/ Robert E. Chamberlain, Jr.
Robert E. Chamberlain, Jr.

/s/ Martha Derrick
Martha Derrick

/s/ Joe A. McDermott
Joe A. McDermott

/s/ Marvel K. Mann
Marvel K. Mann

[Counterpart signature page to Stockholders Agreement]

STOCKHOLDERS:

/s/ James Scott Mann, IV
James Scott Mann, IV

/s/ John Dinn Mann
John Dinn Mann

/s/ Mark David Mann
Mark David Mann

Platinum Investment Partners, LLC

By:	/s/ Daniel T. Layton
Name:	Daniel T. Layton
Title:	Manager

/s/ Robert L. Sonfield, Jr.
Robert Sonfield

/s/ Crawford Shaw
Crawford Shaw

/s/ Richard Crandall
Richard Crandall

/s/ Joel Wehner
Joel Wehner

[Counterpart signature page to Stockholders Agreement]

STOCKHOLDERS:

Global Hunter Securities, LLC

By:	/s/ Richard A. Goldenberg
	Name:	Richard A. Goldenberg
	Title:	Head of Global Debt Capital Markets

Knight Capital Holdings LLC

By:	/s/ David A. Barkus
	Name:	David A. Barkus
	Title:	Managing Director

[Counterpart signature page to Stockholders Agreement]

STOCKHOLDERS AGREEMENT ADDENDUM

The undersigned, as a holder of Common Stock of Platinum Energy Solutions, Inc. (through assignment from Platinum Investment Partners, LLC), hereby agrees to be bound by, and receive all the benefits of, the terms and conditions of that certain Stockholders Agreement dated March 3, 2011, and shall be a “Stockholder” thereunder.

Dated as of: March 24, 2011

Layton Corporation

By:	/s/ Daniel T. Layton
	Name:	Daniel T. Layton
	Title:	President

Accepted as of March 24, 2011 Platinum Energy Solutions, Inc.

By:	/s/ J. Clarke Legler, II
	Name:	J. Clarke Legler, II
	Title:	Chief Financial Officer

STOCKHOLDERS AGREEMENT ADDENDUM

The undersigned, as a holder of Common Stock of Platinum Energy Solutions, Inc. (through assignment from Platinum Investment Partners, LLC), hereby agrees to be bound by, and receive all the benefits of, the terms and conditions of that certain Stockholders Agreement dated March 3, 2011, and shall be a “Stockholder” thereunder.

Dated as of: March 24, 2011

StarStream Capital LLC

By:	/s/ Mark D. Mann
	Name:	Mark D. Mann
	Title:	Manager

Accepted as of March 24, 2011 Platinum Energy Solutions, Inc.

By:	/s/ J. Clarke Legler, II
	Name:	J. Clarke Legler, II
	Title:	Chief Financial Officer

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of March 3, 2011 (the “Stockholders’ Agreement”) among Platinum Energy Solutions, Inc. and the other parties named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” and an “Investor” thereunder as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: March 4, 2011

/s/ J. Clarke Legler, II
J. Clarke Legler, II

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of March 3, 2011 (the “Stockholders’ Agreement”) among Platinum Energy Solutions, Inc. and the other parties named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” and an “Investor” thereunder as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: April 27, 2011

/s/ Michael H. Thompson
Michael H. Thompson

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of March 3, 2011 (the “Stockholders’ Agreement”) among Platinum Energy Solutions, Inc. and the other parties named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” and an “Investor” thereunder as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: April 25, 2011

/s/ Joseph M. White
Joseph M. White

Schedule A

Schedule of Investors:

Investor	Common Stock	Preferred Stock
Clearlake Capital Partners II (Master), L.P. Attn: José E. Feliciano 233 Wilshire Blvd., Suite 800 Santa Monica, CA 90401	28,453,760	11,500
Moncla Platinum Investment Group, LLC Attn: Charlie Moncla PO Box 131368 Houston, TX 77219	8,659,840	3,500
HedgeHog Capital LLC 1117 E. Putnam Ave., #320 Riverside, CT 06878	1,855,680	750
CQS DO S1 Limited c/o CQS (UIC) LLP Attn: Corporate Actions 5th Floor, 33 Grosvenor Place London, SWIX 7HY, UK	3,711,360	1,500
Alpine Associates, A Limited Partnership Attn: Gary Moorman 100 Union Ave. Cresskill, NJ 07626	618,560	250
Third Avenue Trust on behalf of Third Avenue Focus Credit Fund Attn: General Counsel 622 Third Avenue, 32nd Floor New York, NY 10017	6,185,600	2,500

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Schedule of other Stockholders:

Stockholder	Common Stock
L. Charles Moncla, Jr.	18,673,469
Rodney Dartez	660,000
Milburn J. Ducote	660,000
Christine P. Spencer	10,000
2153850 Ontario, Ltd.	100,000
Robert E. Chamberlain, Jr.	100,000
Martha Derrick	10,000
Joe A. McDermott	10,000
Marvel K. Mann, Her Separate Property	1,155,000
James Scott Mann, IV	330,000
John Dinn Mann	330,000
Mark David Mann	330,000
Robert Sonfield	100,000
Crawford Shaw	10,000
Richard J. Crandall	10,000
Joel Wehner	10,000
Global Hunter Securities, LLC	1,213,775
Knight Capital Holdings LLC	653,571
Layton Corporation	1,000,000
Star Stream Capital LLC	1,155,000
J. Clark Legler, II	1,400,523
Michael H. Thompson	60,000
Joseph M. White	60,000

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